Exhibit 99.2

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

Earnings before interest, taxes, depreciation and amortizaiton (“EBITDA”) and Adjusted EBITDA

	For the years ended December 31,		For the three-month periods ended December 31,
	2008	2009	2008	2009
Net income attributable to Amedisys, Inc.	$86,682	$135,837	$26,341	$37,792
Add:
Provision for income taxes	54,743	86,171	15,461	23,397
Interest expense, net	15,600	11,457	4,931	2,523
Depreciation and amortization	20,406	28,312	4,678	7,630

EBITDA (1)	$177,431	$261,777	$51,411	$71,342
Add:
Certain TLC acquisition costs (2)	3,991	—	248	—

Adjusted EBITDA (3)	$181,422	$261,777	$51,659	$71,342

Adjusted Diluted Earnings Per Share Reconciliation
	For the years ended December 31,		For the three-month periods ended December 31,
	2008	2009	2008	2009
Diluted earnings per share	$3.22	$4.89	$0.97	$1.35
Add:
Certain TLC acquisition costs (2)	0.09	—	0.01	—

Adjusted diluted earnings per share (4)	$3.31	$4.89	$0.98	$1.35

(1)	EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(2)	Certain TLC integration costs incurred primarily for the payment of severances for TLC employees and for the conversion of the acquired TLC agencies to our operating systems including our Point of Care network. These costs amounted to $0.2 million ($0.1 million, net of income tax) or $0.01 per diluted share and $4.0 million ($2.4 million, net of income tax) or $0.09 per diluted share for the three-month period ended December 31, 2008 and the twelve-month period ended December 31, 2008, respectively.

(3)	Adjusted EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization plus certain TLC integration costs. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(4)	Adjusted diluted earnings per share is defined as diluted earnings per share plus the earnings per share effect of certain TLC acquisition costs. Adjusted diluted earnings per share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted diluted earnings per share may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.